Exhibit 99.1

Investor Contact:

Joseph M. Zappulla
Wall Street Consultants Corp.
212-681-4100
jzappulla@wallstreetir.com

PRESS RELEASE

Tasker Products Schedules Conference Call to Present Its
Third Quarter Financial Results and Discuss Recent Progress

DANBURY, Ct - November 14, 2005 - Tasker Capital Corp. (OTC BB: TKER) today announced that it intends to file its SEC Form 10-QSB for the three month period ended September 30, 2005, today (November 14) and has scheduled a conference call to discuss the financial results and recent progress for Monday, November 21, 2005 at 11:00 am (EST). The Company cited a full schedule of meetings, including planned meetings with potential overseas customers, during the week as the reason for the delay in holding the conference call. During the conference call, Company management intends to provide shareholders with comprehensive updates on their progress with poultry processing, Unifresh ™ Pen Spray, Unifresh™ Footbath, Close Call™, and certain products in development. The Company also stated that it expects to report revenue of approximately $1,446,300 for the third quarter.

Conference Call Details:
Date/Time:	Monday, November 21 @ 11:00 am (EST)
Telephone Number:	877-690-6769
Passcode:	21269146
Internet Access:	www.taskerproducts.com and www.Vcall.com

It is recommended that participants call or log on at least 10 minutes before the call is scheduled to begin. A replay of the conference call in its entirety will be available approximately one hour after its completion for forty-eight hours, by dialing 800-633-8284 and entering the passcode 21236627, and on the Internet at www.Vcall.com.

About Tasker Products

Tasker Products is a manufacturer, distributor and marketer of products using a unique, licensed patented process that utilizes a highly charged, acidified, yet stable and safe solution that enables copper sulfate, widely known for its bacteriostatic properties to remain active throughout a wide range of pH values. The Company is continuing its research and development of future products in the oral care, food processing, skin care and pet products industries. Tasker Capital Corp. is headquartered in Danbury, Connecticut. To be added to the news distribution list or to present any questions, send an email to tasker@wallstreetir.com. Additional information about Tasker is also available at www.taskerproducts.com.

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to compete with other products in our space; the risk of unfavorable federal regulation; and the fact that our status as a development stage company makes our future unclear. Consequently you should not place undue reliance on these forward-looking statements. We discuss many of these and other risks and uncertainties in greater detail in the filings we make with the Securities and Exchange Commission, including under the section entitled, "Risk Factors” in the Company's Current Report on Form 10-KSB.